Exhibit 99.1

Dream Finders Homes Announces First Quarter 2026 Results
Record Quarter Net Sales of 2,408, Up 19%
Jacksonville, FL. — April 30, 2026 — Dream Finders Homes, Inc. (the “Company”, “Dream Finders Homes”, “Dream Finders” or “DFH”) (NYSE: DFH) announced its financial results for the first quarter ended March 31, 2026.
First Quarter 2026 Highlights (As Compared to First Quarter 2025)
•Net sales increased 19% to 2,408 from 2,032
•Homebuilding revenues of $837 million compared to $970 million
•Home closings of 1,870 compared to 1,925
•Homebuilding gross margin of 14.5% compared to 19.2%
•Adjusted homebuilding gross margin (non-GAAP) of 24.3% compared to 27.8%
•Pre-tax income of $19 million compared to $71 million
•Net income attributable to DFH of $13 million, or $0.11 per basic share, compared to $55 million, or $0.55 per basic share
•Financial services pre-tax income of $9 million compared to $7 million
•Controlled lot pipeline of 60,629 as of March 31, 2026 compared to 63,121 as of December 31, 2025
•Total liquidity of $661 million as of March 31, 2026, comprised of cash and cash equivalents and availability under the revolving credit facility
•Return on participating equity of 12.0% compared to 28.5%
•Repurchased 1,063,560 Class A common shares for $18 million during the three months ended March 31, 2026

Management Commentary
Patrick Zalupski, Dream Finders Homes Chairman and CEO, said, “We continue to operate in a challenging environment as elevated mortgage rates and broader macroeconomic uncertainty have impacted affordability and consumer confidence across our markets. Despite these headwinds, I believe the team did an admirable job showing our ability to adapt pricing and incentive strategies to align with current market conditions, which enabled us to generate record net sales in the first quarter of 2,408, a 19% increase from the prior year quarter.

While closings and profitability were impacted in the short term, our strong sales performance reflects continued demand for our product and the effectiveness of our approach in maintaining absorption in a competitive environment. As we have consistently stated, our focus remains on managing the business with discipline while positioning for long-term growth.

We remain committed to driving operational efficiencies and delivering high-quality, affordable homes that meet the needs of our customers. Although near-term conditions remain dynamic, we believe our disciplined approach and scalable platform position us well to navigate the current environment and capitalize on opportunities over the long term. We reiterate our 2026 full year guidance of approximately 9,250 expected home closings.”
Homebuilding
First Quarter 2026 Results

Homebuilding revenues in the first quarter of 2026 were $837 million, a decrease of 14% when compared to the first quarter of 2025. The decrease in revenues was driven by lower average selling prices (“ASP”) and home closings. Declines in ASP across all segments were attributable to the continued use of sales incentives during the first quarter of 2026, as well as changes in our geographic and product mix.

Homebuilding gross margin percentage in the first quarter of 2026 was 14.5%, compared to 19.2% in the first quarter of 2025. The decrease in homebuilding gross margin percentage was primarily the result of higher sales incentives, as well as land and financing costs.

Adjusted homebuilding gross margin in the first quarter of 2026 was 24.3%, compared to 27.8% in the first quarter of 2025. Adjusted homebuilding gross margin is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” below.

Selling, general and administrative expense (“SG&A”) in the first quarter of 2026 decreased 5% to $111 million, compared to $117 million in the first quarter of 2025. The decrease in SG&A was primarily due to lower compensation costs from payroll and incentive reductions commensurate with operational volume and financial results. SG&A as a percentage of homebuilding revenues in the first quarter of 2026 increased 130 bps to 13.3%, compared to 12.0% in the first quarter of 2025 due to reduced absorption.

Other expense, net of customary other income items in the first quarter of 2026 includes investing activities unrelated to our core homebuilding operations, which resulted in a net loss of approximately $1 million, primarily driven by an unrealized loss due to changes in fair value.

Consolidated net income attributable to DFH in the first quarter of 2026 was $13 million, or $0.11 per basic share, compared to $55 million, or $0.55 per basic share, in the first quarter of 2025. Current quarter net income was negatively affected by approximately $1 million due to a higher effective tax rate, primarily as a result of decreased tax benefits from stock-based compensation.

Net sales in the first quarter of 2026 were 2,408, an increase of 19% compared to 2,032 net sales for the first quarter of 2025. During the three months ended March 31, 2026, net sales included 145 sales related to a built-for-rent contract in our Mid-Atlantic segment. The cancellation rate in the first quarter of 2026 was 7.5%, an improvement of 420 bps compared with the first quarter of 2025 cancellation rate of 11.7%. The record level of sales and low cancellation rate this quarter highlight the effectiveness of our sales incentive strategies in driving traffic, as well as our continued focus on offering high-quality, affordable homes in desirable communities across our markets.

First Quarter 2026 Backlog
As of March 31, 2026, DFH had a backlog of 2,377 homes, valued at $1.1 billion, compared to the backlog of 1,839 homes, valued at $0.8 billion as of December 31, 2025. As of March 31, 2026, the ASP in backlog was $465,237 compared to $446,597 as of December 31, 2025. As of March 31, 2026, approximately 106 homes are expected to be delivered in 2027 and beyond.

The following table shows the backlog units and ASP as of March 31, 2026 by homebuilding segment:

	As of March 31, 2026 (unaudited)
Backlog:	Units	Average Sales Price
Southeast	1,037	$448,491
Mid-Atlantic	778	370,459
Midwest	562	627,344
Total	2,377	$465,237

Financial Services

Financial services revenues increased by $31 million, or 159%, for the three months ended March 31, 2026 as compared to the three months ended March 31, 2025, mostly due to the April 2025 acquisition of Alliant Title. Income before taxes increased by $2 million, or 33%, during the first quarter of 2026 as compared to the same period in 2025, primarily due to execution efficiency and hedging strategies implemented by Jet HomeLoans after the first quarter of 2025.
Full Year 2026 Outlook

Dream Finders Homes maintains its guidance of approximately 9,250 home closings for the full year 2026.

About Dream Finders Homes

Dream Finders Homes (NYSE: DFH), headquartered in Jacksonville, Florida, was recognized as the 2025 National Builder of the Year by Builder magazine. Dream Finders Homes builds single-family homes throughout the Southeast, Mid-Atlantic and Midwest, including Florida, Texas, Tennessee, North Carolina, South Carolina, Georgia, Colorado, Arizona, and the Washington, D.C. metropolitan area, which comprises Washington D.C., Northern Virginia and Maryland. As the Official Home Builder of the PGA TOUR, the Jacksonville Jaguars and the Tampa Bay Rays, Dream Finders Homes is deeply committed to excellence beyond homebuilding and into the communities it serves. Through its wholly owned subsidiaries, DFH also provides mortgage financing as well as title agency and underwriting services to homebuyers. Dream Finders Homes achieves its growth and returns by maintaining an asset-light homebuilding model. For more information, please visit www.dreamfindershomes.com.

Forward-Looking Statements

This press release includes forward-looking statements regarding future events which include, but are not limited to, projected 2026 home closings and market conditions, possible or assumed future results of operations, and statements regarding the Company’s strategies and expectations as they relate to market opportunities and growth. All forward-looking statements are based on Dream Finders Homes’ beliefs as well as assumptions made by and information currently available to Dream Finders Homes. These statements reflect Dream Finders Homes’ current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Dream Finders Homes’ Annual Report on Form 10-K for the year ended December 31, 2025 and other filings with the U.S. Securities and Exchange Commission. Dream Finders Homes undertakes no obligation to update or revise any forward-looking statement, except as may be required by applicable law.

Dream Finders Homes, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except per share and share amounts)

	March 31, 2026 (unaudited)	December 31, 2025
Assets
Cash and cash equivalents	$435,375	$234,766
Restricted cash	43,638	49,624
Accounts receivable	32,823	39,120
Inventories	2,140,634	2,025,662
Lot deposits	534,159	545,253
Mortgage loans held for sale	147,184	205,089
Other assets	241,462	223,999
Investments in unconsolidated entities	20,256	26,610
Goodwill	377,361	377,361
Total assets	$3,972,892	$3,727,484

Liabilities
Accounts payable	$123,162	$126,130
Accrued liabilities	279,781	321,457
Customer deposits	86,123	69,593
Revolving credit facility and other borrowings	1,158,261	822,296
Senior unsecured notes, net	591,693	591,060
Mortgage warehouse facilities	139,031	192,837
Total liabilities	2,378,051	2,123,373

Mezzanine Equity
Redeemable preferred stock	148,500	148,500
Redeemable noncontrolling interests	29,539	29,539
Equity
Class A common stock, $0.01 per share; 289,000,000 authorized, 37,390,538 and 36,667,477 issued as of March 31, 2026 and December 31, 2025, respectively	374	367
Class B common stock, $0.01 per share; 61,000,000 authorized, 57,726,153 issued as of March 31, 2026 and December 31, 2025	577	577
Accumulated other comprehensive (loss) income	(452)	613
Additional paid-in capital	298,679	298,594
Retained earnings	1,183,831	1,173,950
Treasury stock, at cost, 3,187,654 and 2,124,094 shares of Class A common stock as of March 31, 2026 and December 31, 2025, respectively	(68,008)	(49,526)
Total Dream Finders Homes, Inc. stockholders’ equity	1,415,001	1,424,575
Noncontrolling interests	1,801	1,497
Total equity	1,416,802	1,426,072
Total liabilities, mezzanine equity and equity	$3,972,892	$3,727,484

Dream Finders Homes, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share and share amounts)

	Three Months Ended March 31, (unaudited)
	2026	2025
Revenues:
Homebuilding	$836,659	$970,108
Financial services	51,180	19,763
Total revenues	887,839	989,871
Homebuilding cost of sales	715,643	783,536
Financial services expense	42,711	12,866
Selling, general and administrative expense	110,903	116,694
Income from unconsolidated entities	(335)	(180)
Contingent consideration revaluation	—	1,100
Other expense, net	111	4,690
Income before taxes	18,806	71,165
Income tax expense	(5,246)	(16,155)
Net income	13,560	55,010
Net income attributable to noncontrolling interests	(304)	(107)
Net income attributable to Dream Finders Homes, Inc.	$13,256	$54,903

Earnings per share
Basic	$0.11	$0.55
Diluted	$0.11	$0.54
Weighted-average number of shares
Basic	92,020,167	93,550,316
Diluted	92,429,194	101,360,214

Dream Finders Homes, Inc.
Other Financial and Operating Data

	Three Months Ended March 31, (unaudited)
	2026	2025
Other Financial and Operating Data:
Home closings	1,870	1,925
Average sales price of homes closed(1)	$447,753	$498,284
Net sales	2,408	2,032
Cancellation rate	7.5%	11.7%
Homebuilding gross margin (in thousands)(2)	$121,016	$186,572
Homebuilding gross margin %(3)	14.5%	19.2%
Adjusted homebuilding gross margin (in thousands)(4)	$203,322	$270,100
Adjusted homebuilding gross margin %(3)(4)	24.3%	27.8%
Selling, general and administrative expense %(3)	13.3%	12.0%
Active communities as of period end(5)	332	258
Backlog as of period end - units	2,377	2,802
Backlog as of period end - value (in thousands)	$1,105,868	$1,386,954
Net homebuilding debt to net capitalization(4)	44.7%	40.4%
Return on participating equity(6)	12.0%	28.5%
(1)Average sales price of homes closed is calculated based on homebuilding revenues, adjusted for the impact of percentage of completion revenues, and excluding deposit forfeitures and land sales, over homes closed.
(2)Homebuilding gross margin is homebuilding revenues less homebuilding cost of sales.
(3)Calculated as a percentage of homebuilding revenues.
(4)Adjusted homebuilding gross margin and net homebuilding debt to net capitalization are non-GAAP financial measures. For definitions of these non-GAAP financial measures and reconciliations to our most directly comparable financial measures calculated and presented in accordance with GAAP, see “Reconciliation of Non-GAAP Financial Measures” below.
(5)A community becomes active once the model is completed or the community has its fifth net sale. A community becomes inactive when it has fewer than five homesites remaining to sell.
(6)Return on participating equity is calculated as net income attributable to DFH, less redeemable preferred stock dividends, divided by average beginning and ending total Dream Finders Homes, Inc. stockholders’ equity (“participating equity”) for the trailing twelve months.

	Three Months Ended March 31, (unaudited)
	2026		2025
Home Closings:	Units	Average Sales Price	Units	Average Sales Price
Southeast	614	$437,746	687	$445,901
Mid-Atlantic	626	380,147	521	454,581
Midwest	630	524,682	717	580,221
Total	1,870	$447,753	1,925	$498,284

Reconciliation of Non-GAAP Financial Measures

Management utilizes specific non-GAAP financial measures as supplementary tools to evaluate operating performance. These include adjusted homebuilding gross margin and net homebuilding debt to net capitalization. Other companies may not calculate non-GAAP financial measures in the same manner that we do. Accordingly, these non-GAAP financial measures should be considered only as a supplement to relevant GAAP information, as reconciled for each measure below. In the future, we may incorporate additional adjustments to these non-GAAP financial measures as we find them relevant and beneficial for both management and investors.

Adjusted Homebuilding Gross Margin

The following table presents a reconciliation of adjusted homebuilding gross margin to the GAAP financial measure of homebuilding gross margin for each of the periods indicated (in thousands, except percentages):

	Three Months Ended March 31, (unaudited)
	2026	2025
Homebuilding gross margin(1)	$121,016	$186,572
Interest expense in homebuilding cost of sales(2)	46,786	41,805
Amortization in homebuilding cost of sales(3)	(65)	1,329
Commission expense	35,585	40,394
Adjusted homebuilding gross margin	$203,322	$270,100
Homebuilding gross margin %(4)	14.5%	19.2%
Adjusted homebuilding gross margin %(4)	24.3%	27.8%
(1)Homebuilding gross margin is homebuilding revenues less homebuilding cost of sales.
(2)Includes interest charged to homebuilding cost of sales related to our senior unsecured notes, net, revolving credit facility and other homebuilding-related debt (“homebuilding debt”), as well as lot option fees.
(3)Represents amortization of purchase accounting adjustments from our acquisitions.
(4)Calculated as a percentage of homebuilding revenues.

We define adjusted homebuilding gross margin as homebuilding gross margin excluding the effects of capitalized interest, lot option fees, amortization included in homebuilding cost of sales (adjustments resulting from the application of purchase accounting in connection with acquisitions) and commission expense. Our management believes this information is meaningful as it isolates the impact that these excluded items have on homebuilding gross margin. We include internal and external commission expense in homebuilding cost of sales, not selling, general and administrative expense, and therefore commission expense is taken into account in homebuilding gross margin.

As a result, in order to provide a meaningful comparison to the public company homebuilders that include commission expense below the homebuilding gross margin line in selling, general and administrative expense, we have excluded commission expense from adjusted homebuilding gross margin. However, because adjusted homebuilding gross margin information excludes capitalized interest, lot option fees, purchase accounting amortization and commission expense, which have real economic effects and could impact our results of operations, the utility of adjusted homebuilding gross margin information as a measure of our operating performance may be limited.

Net Homebuilding Debt to Net Capitalization

The following table presents a reconciliation of net homebuilding debt to net capitalization to the GAAP financial measure of total debt to total capitalization for each of the periods indicated (in thousands, except percentages):

	As of March 31, (unaudited)	As of December 31, (unaudited)	As of March 31, (unaudited)
	2026	2025	2025
Total debt	$1,888,985	$1,606,193	$1,476,442
Total mezzanine equity	178,039	178,039	177,519
Total equity	1,416,802	1,426,072	1,293,849
Total capitalization	$3,483,826	$3,210,304	$2,947,810
Total debt to total capitalization	54.2%	50.0%	50.1%

Total debt	$1,888,985	$1,606,193	$1,476,442
Less: Mortgage warehouse facilities and other secured borrowings	162,980	217,133	181,457
Less: Cash and cash equivalents	435,375	234,766	297,468
Net homebuilding debt	1,290,630	$1,154,294	997,517
Total mezzanine equity	178,039	178,039	177,519
Total equity	1,416,802	1,426,072	1,293,849
Net capitalization	$2,885,471	$2,758,405	$2,468,885
Net homebuilding debt to net capitalization	44.7%	41.8%	40.4%
Net homebuilding debt to net capitalization is a non-GAAP financial measure calculated as homebuilding debt, less cash and cash equivalents (“net homebuilding debt”), divided by the sum of net homebuilding debt, total mezzanine equity and total equity (“net capitalization”). Net homebuilding debt excludes borrowings under our mortgage warehouse facilities, as well as any other non-homebuilding borrowings the Company may incur from time to time. Management believes the ratio of net homebuilding debt to net capitalization is meaningful as it is used to assess the performance of our homebuilding segments and is a relevant measure of our overall leverage.

Contacts:

Investor Contact: investors@dreamfindershomes.com
Media Contact: mediainquiries@dreamfindershomes.com